Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  February 15, 1996
     (To Prospectus Supplement, dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

        The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               LIBOR Senior Notes Due February 21, 2002
                              (the "LIBOR Notes").
Aggregate
  Principal Amount:           $35,000,000.00.

Issue Date:                   February 21, 1996.

Stated Maturity:              February 21, 2002.

Interest Rate Index:          Three Month LIBOR.

Spread:                       Plus 35.0 basis points.

Initial Interest Rate:        5.60%.

Interest Rate:                For each Interest  Rate Reset Period,  Three Month
                              LIBOR plus 0.350%,  as  determined  on the related
                              LIBOR Interest Determination Date or, in the case of the Initial Interest Rate, the second Market
                              Day preceding the Issue Date, provided that such interest rate shall not exceed 9.00% per annum.

Interest Commencement Date:   February 21, 1996.

Interest Payment Dates:       Quarterly,  on  the  21st  day of  February,  May,
                              August and November, commencing May 21, 1996, and at Stated Maturity.

Interest Rate Reset Period:   Quarterly.

Interest Reset Dates:         The  21st  day  of  February,   May,   August  and
                              November.

LIBOR Interest
  Determination Dates:        Pertaining to an Interest Reset Date, the second
                              Market Day preceding such related Interest Reset
                              Date.

Index Maturity:               Three Months.

LIBOR Screen Reference:       Telerate Screen Page 3750.

Calculation Dates:            The related LIBOR Interest Determination Date.

Redemption:                   The LIBOR  Notes  are not  subject  to  redemption
                              prior to Stated Maturity.

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Sinking Fund:                 The LIBOR  Notes are not  subject  to any  sinking
                              fund.

Regular Record Dates:         The date  that is 15  calendar  days  prior to the
                              related Interest Payment Date.

Calculation Agent:            Citibank, N.A.

Selling Agent:                Prudential Securities, Inc.

Commission:                   .200%.

Price to Public:              100%.

CUSIP Number:                 17303 LRK 9.